                    SUPPLEMENT DATED AS OF DECEMBER 12, 2000
                      TO INDENTURE DATED SEPTEMBER 19, 2000

         This Supplement dated as of December 12, 2000 (the "Supplement") is entered into by Vertex Pharmaceuticals Incorporated (the "Company"), and State Street Bank and Trust Company, as Trustee. This Supplement amends the Indenture dated as of September 19, 2000 (the "Indenture") among the same parties. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Indenture.

         WHEREAS, pursuant to the Indenture, the Company has duly authorized the creation of an issue of 5% Convertible Subordinated Notes due September 2007;

         WHEREAS, pursuant to Section 10.1 of the Indenture, upon a Provisional Redemption, the Company shall make a payment with respect to the Securities called for Redemption to Holders on the Notice Date in an amount equal to $138.39 per $1,000 principal amount of the Securities, less the amount of any interest actually paid on such Securities prior to the Provision Redemption Date, such payment referred to as the "Make-Whole Payment";

         WHEREAS, there was an error in the calculation of the Make-Whole Payment resulting in the understatement of the amount of the Make-Whole Payment;

         WHEREAS, under Section 7.1(h) of the Indenture, the Indenture may be amended without the consent of the Holders to cure any ambiguity, correct or supplement any provision herein which may be inconsistent with any other provision herein or which is otherwise defective, or make any other provisions with respect to matters or questions arising under the Indenture which the Company and the Trustee may deem necessary or desirable and which shall not be inconsistent with the provisions of the Indenture, provided that such action does not, in the good faith opinion of the Board of Directors and the Trustee, adversely affect the interests of the Holders of Securities in any material respect;

         NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee agree that the Indenture is hereby amended as follows:

         (1) Section 10.1 of the Indenture is amended by substituting "$150.00" for "$138.39."

         (2) Section 5 of the Reverse of Security of Exhibit A of the Indenture is amended by substituting "$150.00" for "$138.39."

         The exchange of Securities containing the corrected Make-Whole Payment amount set forth in (2) above for Securities containing the incorrect amount is hereby authorized. In all other respects, the Indenture is hereby ratified and remains in full force and effect.



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         IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed under seal all as of the date first above written.



                                      VERTEX PHARMACEUTICALS INCORPORATED

(Seal)

ATTEST:

/s/ Sarah P. Cecil                        By:/s/ Joshua Boger
----------------------------------          -----------------------------------
                                          Chief Executive Officer




(Seal)                                STATE STREET BANK AND TRUST COMPANY
                                      as Trustee


                                      By:/s/ Andrew  M. Sinsasky
                                        ---------------------------------------
                                             Authorized Officer